EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

HYUNDAI ABS FUNDING CORPORATION

The Certificate of Incorporation of Hyundai ABS Funding Corporation is as follows:

FIRST: The name of the corporation is Hyundai ABS Funding Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, 19901. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purposes of the Corporation are:

(a)	to acquire from Hyundai Motor Finance Company, and to own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal in or with portfolios of secured motor vehicle retail installment contracts and any related rights (“Receivables”) and to enter into securitization programs and other financing arrangements with respect to such Receivables;

(b)	to service and collect, or to retain a servicer to service and collect, the Receivables and the collections attributable thereto, and any related assets;

(c)	to enter into and perform such other agreements and any other document or instrument as are appropriate to carry out the purposes permitted hereunder; and

(d)	to engage in any other acts and activities and to execute any powers permitted under the Delaware Corporate Code that are incidental, advantageous or necessary to the foregoing.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) as Common Stock and having no par value.

FIFTH: The number of directors constituting the first Board of Directors shall be not less than one (1) and not more than seven (7). The number of Directors of the Corporation may be set, increased or decreased in the manner provided in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

SIXTH: The Corporation shall at all times (except as noted hereafter in the event of death, incapacity, resignation or removal) have at least one director (an “Independent Director”) whom is not a stockholder, employee, director, officer or supplier of the Corporation, Hyundai Motor Company or HMFC, or any other subsidiary or affiliate of thereof (collectively, the “Parent Group”). In the event of the death, incapacity, resignation or removal of any Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director.

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SEVENTH: The Board of Directors of the Corporation is authorized to adopt, amend or repeal by-laws of the Corporation with the approval of a majority of the Board of Directors; provided, however, that the provisions of Article III, Sections 1 and 2, of the by-laws shall not be amended or repealed without the approval by unanimous vote of the entire Board of Directors (which must include the affirmative vote of all (which shall be at least one) duly appointed Independent Director).

EIGHTH: Notwithstanding any other provision of this Certificate of Incorporation and any provision or law, the Corporation shall not do any of the following:

(a)	engage in any business or activity other than as set forth in Article THIRD hereof;

(b)	without the affirmative vote of all of the members of the Board of Directors (which must include the affirmative vote of all (which shall be at least one) duly appointed Independent Director who must be present to constitute a quorum therefor), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against the Corporation, (iii) file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, trustee, liquidator, sequestrator or assignee or other similar official for the Corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing to the inability of the Corporation to pay its debts generally as they become due, (vii) merge or consolidate with any other entity, or otherwise acquire substantially all of the assets of any other entity, or (viii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vii) of this paragraph; or

(c)	acquire subordinated debt obligations of any other entity.

When voting on whether the Corporation will take any action described in paragraph (b) above, each Director shall owe its primary fiduciary duty or other obligation to the Corporation (including, without limitation, the Corporation’s creditors) and not the stockholders of the Corporation (except as may specifically be required by the Delaware General Corporation Law and common law fiduciary duties of directors). The Board of Directors will not vote on or consent to any matters (whether or not described in clause (b) above) unless the Board of Directors has the requisite number of Independent Directors then acting (except that the Board of Directors may act to replace an Independent Director as described in Article SIXTH above).

NINTH: The name and mailing address of the sole incorporator is as follows: David A. Hoeller, 10550 Talbert Avenue, Fountain Valley, CA 92708-6031.

TENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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ELEVENTH: The Corporation shall insure at all times that (a) maintains separate corporate records and books of account from those of each member of the Parent Group, (b) maintain financial statements, accounting records and other corporate documents separate from those of any other Person (except that the Corporation may be included in consolidated financial statements of another person where required by Generally Accepted Accounting Principles), (c) use its own stationary, invoices and checks, and (d) conduct its own business in its own name or under such trade names as will not be reasonably likely to cause confusion as to its separate existence.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the provisions of Article THIRD, Article SIXTH, Article EIGHTH, and this Article ELEVENTH shall not be amended or deleted, nor shall this Certificate be amended in any way that would add purposes of the Corporation in addition to or in conflict with those in Article THIRD, without the approval by unanimous vote of the entire Board of Directors (which must include the affirmative vote of all (which shall be at least one) duly appointed Independent Director).

THIRTEENTH: The Corporation shall have perpetual existence.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named, do make this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true and, accordingly, have hereunto set my hand this 14th day of August, 2001.

By:	/s/ David A. Hoeller
David A. Hoeller; Incorporator

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